EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-140992 and No. 333-230008) on Form S-8 of our report dated June 17, 2022, which appears in this annual report on Form 11-K of the Crown Cork & Seal Company, Inc. Retirement Thrift Plan for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP
Philadelphia, Pennsylvania
June 17, 2022